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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          INSPIRE PHARMACEUTICALS, INC.

         Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned corporation (the "Corporation") executes this Certificate of Amendment of its Amended and Restated Certificate of Incorporation.

         1. Section 1.3 of the Amended and Restated Certificate of Incorporation sets forth the capitalization of the Corporation following the reverse-stock split set forth in Section 1.2 of the Amended and Restated Certificate of Incorporation. Such reverse-stock split occurred pursuant to
Section 1.2 and various other sections of the Amended and Restated Certificate of Incorporation.

         2. In confirmation of the terms and conditions of the Amended and Restated Certificate of Incorporation, Section 1 of Article Fourth of the Amended and Restated Certificate of Incorporation is amended to provide in its entirety as follows:

                            "Section 1: CAPITAL STOCK

                  "Section 1.1. Capital Stock. The total number of shares of all
                                -------------
         classes of stock which the Corporation shall have authority to issue will be Sixty Two Million (62,000,000), consisting of Sixty Million (60,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock") and Two Million (2,000,000) shares of preferred stock, par value $0.001 per share."

         3. In furtherance of the foregoing, Section 2 of Article Fourth of the Amended and Restated Certificate of Incorporation is amended to provide in its entirety as follows:

                            "Section 2. COMMON STOCK

                  "Section 2.1. Voting Rights. The holders of shares of Common
                                -------------
         Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation.

                  "Section 2.2. Liquidation Rights. Subject to the prior and
                                ------------------
         superior right of the Corporation's preferred stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed to holders of Common Stock.

                  "Section 2.3. Dividends. Dividends may be paid on the Common
                                ---------
         Stock as and when declared by the Board of Directors."

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         4.       In furtherance of the foregoing, Section 3 of Article Fourth of the Amended and Restated Certificate of Incorporation is amended to provide in its entirety as follows:

                           "Section 3. PREFERRED STOCK

                  "Section 3.1. Designation of Preferred Stock Generally. The preferred stock of the Corporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation (as may be amended from time to time, the "Certificate of Incorporation"), to fix, or alter the existing dividend rights, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and/or liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof, or any of the foregoing; and to increase or decrease the number of shares of any series of preferred stock subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series of preferred stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."

         5. The foregoing amendments have been duly adopted in accordance with the provisions Section 242(b) of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of its Amended and Restated Certificate of Incorporation to be duly executed in its corporate name as of this 8th day of August, 2000.

                                       Inspire Pharmaceuticals, Inc.


                                       By: /s/ Christy L. Shaffer
                                           -------------------------------------
                                           Christy L. Shaffer, President and
                                           Chief Executive Officer

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